NEWS RELEASE
FOR IMMEDIATE RELEASE
April 29, 2015
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS SECOND QUARTER FISCAL YEAR 2015 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended March 31, 2015. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 5, 2015 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $19.2 million, including $682 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.14;

•	annualized loan portfolio growth of 7%;

•	annualized deposit portfolio growth of 11%;

•	net interest margin of 1.71% (which would have been 2.04%, excluding the effects of the daily leverage strategy);

•	dividends paid of $11.6 million, or $0.085 per share.

Comparison of Operating Results for the Three Months Ended March 31, 2015 and December 31, 2014

Net income decreased $1.2 million, or 6.0%, from the quarter ended December 31, 2014 to $19.2 million for the quarter ended March 31, 2015, due primarily to a decrease in interest income. Net income attributable to the daily leverage strategy was $682 thousand during the current quarter. The net interest margin decreased five basis points from the prior quarter to 1.71% for the current quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.04% for the current quarter, compared to 2.11% for the prior quarter. The decrease in the net interest margin from the prior quarter, both including and excluding the effects of the daily leverage strategy, was due primarily to a decrease in the weighted average yield on the loans receivable portfolio.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter decreased four basis points from the prior quarter, to 2.70%, due mainly to a decrease in the weighted average yield on the loans receivable portfolio, while the average balance of interest-earning assets increased $38.7 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earnings assets would have decreased five basis points from the prior quarter, to 3.21%, while the average balance would have increased $53.6 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,198	$58,619	$(421)	(0.7)%
Mortgage-backed securities ("MBS")	9,537	10,001	(464)	(4.6)
Investment securities	1,673	1,675	(2)	(0.1)
Federal Home Loan Bank Topeka ("FHLB") stock	3,076	3,181	(105)	(3.3)
Cash and cash equivalents	1,393	1,424	(31)	(2.2)
Total interest and dividend income	$73,877	$74,900	$(1,023)	(1.4)

The decrease in interest income on loans receivable was due to a six basis point decrease in the weighted average yield on the portfolio, to 3.69% for the current quarter, partially offset by a $56.9 million increase in the average balance of the portfolio. The decrease in the weighted average yield was due primarily to an increase in the net amortization of premiums/deferred costs and to the downward repricing of adjustable-rate loans. Net premium/deferred cost amortization of $331 thousand during the current quarter decreased the average yield on the portfolio by two basis points. During the prior quarter, $118 thousand of net discounts/unearned loan fees were accreted, which increased the average yield on the portfolio by one basis point.

The decrease in interest income on MBS was due to a $70.0 million decrease in the average balance of the portfolio as cash flows not reinvested in the portfolio were used primarily to fund loan growth. During the current quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 30 basis points. During the prior quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 31 basis points.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased three basis points from the prior quarter, to 1.14% for the current quarter due mainly to an increase in the weighted average rate paid on FHLB advances, and the average balance of interest-bearing liabilities increased $77.7 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased three basis points from the prior quarter, to 1.39%, and the average balance would have increased $92.7 million due mainly to an increase in the average balance of the deposit portfolio. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$17,198	$16,988	$210	1.2%
Deposits	8,207	8,145	62	0.8
Repurchase agreements	1,693	1,731	(38)	(2.2)
Total interest expense	$27,098	$26,864	$234	0.9

The increase in interest expense on FHLB borrowings was due primarily to a nine basis point increase in the weighted average rate paid on FHLB advances, to 2.51%, during the current quarter. This increase was due primarily to a full quarter impact of the renewal of $250.0 million of advances during the prior quarter with a previous weighted average rate of 0.84% to a new weighted average rate of 1.99%.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") recorded a provision for credit losses during the current quarter of $275 thousand compared to a provision for credit losses during the prior quarter of $173 thousand. The $275 thousand provision for credit losses in the current quarter takes into account net charge-offs of $166 thousand and loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,471	$3,783	$(312)	(8.2)%
Insurance commissions	973	549	424	77.2
Loan fees	357	374	(17)	(4.5)
Income from bank-owned life insurance ("BOLI")	252	316	(64)	(20.3)
Other non-interest income	224	235	(11)	(4.7)
Total non-interest income	$5,277	$5,257	$20	0.4

The increase in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers as a result of favorable claims experience during the prior year. The decrease in retail fees and charges was due primarily to a decrease in debit card income, due in part to seasonality, and a decrease in service charges earned.

Income Tax Expense
Income tax expense was $9.7 million for the current quarter compared to $9.5 million for the prior quarter. The increase between periods was due to an increase in the effective income tax rate, from 31.7% for the prior quarter, to 33.5% for the current quarter. The change in the effective tax rate was due largely to the prior quarter including discrete items related to state income tax liabilities which lowered the effective tax rate, along with a reduction in the benefit of the low income housing tax credits in the current quarter. The reduction in benefit was due to adjusting the tax credits to actual credits we expect to realize during the tax year due to the receipt of the related Schedule K-1s.

Comparison of Operating Results for the Six Months Ended March 31, 2015 and 2014

For the six month period ended March 31, 2015, the Company recognized net income of $39.7 million, compared to net income of $37.5 million for the six month period ended March 31, 2014. The $2.2 million, or 5.9%, increase in net income was due primarily to a $4.7 million increase in interest income, partially offset by a $1.4 million increase in total non-interest expense and a $786 thousand increase in income tax expense due mainly to an increase in pre-tax income. The net interest margin decreased 29 basis points, from 2.02% for the prior year six month period, to 1.73% for the current six month period as a result of the daily leverage strategy. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.08% for the current six month period, or six basis points higher than the prior year six month period. This increase was primarily a result of a decrease in the cost of funds and an increase in the dividend rate received on FHLB stock between the two periods. The positive impact on the net interest margin resulting from the shift in the mix of interest-earning assets from relatively lower yielding securities to higher yield loans was mostly offset by a decrease in market interest rates.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 52 basis points, from 3.24% for the prior year six month period, to 2.72% for the current six month period, while the average balance of interest-earning assets increased $2.04 billion from the prior year six month period. The decrease in the weighted average yield and the increase in the average balance both were due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earnings assets would have decreased one basis point from the prior year six month period, to 3.23%, and the average balance would have decreased $32.4 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$116,817	$114,065	$2,752	2.4%
MBS	19,538	23,559	(4,021)	(17.1)
Investment securities	3,348	3,935	(587)	(14.9)
FHLB stock	6,257	2,425	3,832	158.0
Cash and cash equivalents	2,817	107	2,710	2,532.7
Total interest and dividend income	$148,777	$144,091	$4,686	3.3

The increase in interest income on loans receivable was due to a $261.5 million increase in the average balance of the portfolio, partially offset by a decrease in the weighted average yield on the portfolio. The weighted average yield on the portfolio decreased seven basis points, from 3.79% for the prior year six month period, to 3.72% for the current six month period. The decrease in the weighted average yield was due primarily to downward repricing of adjustable-rate loans, as well as to repayments of higher-yielding loans.

The decrease in interest income on MBS and investment securities was due primarily to a decrease in the average balance of each portfolio as cash flows not reinvested in the portfolios were used largely to fund loan growth. The average balance of the MBS portfolio decreased $258.5 million and the average balance of the investment securities portfolio decreased $124.2 million between the two periods. Additionally, the weighted average yield on the MBS portfolio decreased 11 basis points, from 2.39% during the prior year six month period, to 2.28% for the current six month period. The decrease in the weighted average yield on the MBS portfolio was due primarily to repayments of MBS with yields greater than the weighted average yield on the existing portfolio, and to an increase in the impact of net premium amortization. Net premium amortization was $2.6 million during the current six month period, which decreased the weighted average yield on the portfolio by 31 basis points. During the prior year six month period, $2.7 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 27 basis points. At March 31, 2015, the net balance of premiums/(discounts) on our portfolio of MBS was $16.4 million.

The increase in dividends received on FHLB stock was due primarily to an $80.0 million increase in the average balance of the portfolio as a result of the daily leverage strategy, as well as an increase in the FHLB dividend rate between the two periods. The increase in interest income on cash and cash equivalents was due primarily to a $2.08 billion increase in the average balance resulting mainly from the daily leverage strategy.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 33 basis points, from 1.46% for the prior year six month period, to 1.13% for the current six month period, while the average balance of interest-bearing liabilities increased $2.14 billion from the prior year six month period due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased nine basis points from the prior six month period, to 1.37%, due primarily to a decrease in the cost of term borrowings. The average balance of interest-bearing liabilities would have increased $73.1 million due to deposit growth. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$34,186	$32,174	$2,012	6.3%
Deposits	16,352	16,399	(47)	(0.3)
Repurchase agreements	3,424	5,546	(2,122)	(38.3)
Total interest expense	$53,962	$54,119	$(157)	(0.3)

The increase in interest expense on FHLB borrowings was due primarily to a $2.07 billion increase in the average balance on the FHLB line of credit as a result of the daily leverage strategy, partially offset by a 111 basis point decrease in the weighted average rate paid on the borrowings. The decrease in the weighted average rate paid on the FHLB borrowings portfolio was primarily a result of borrowings on the FHLB line of credit, at an average rate of 0.25% for the current six month period, in conjunction with the daily leverage strategy. Absent the impact of the daily leverage strategy, the average rate paid on FHLB borrowings would have decreased 12 basis points from the prior year six month period, to 2.46% for the current six month period, primarily as a result of renewals of advances to lower market rates during the prior fiscal year.

The decrease in interest expense on repurchase agreements was due to the maturity of a $100.0 million agreement at 4.20% between periods. The repurchase agreement was replaced with an FHLB advance, which was at a lower rate than the maturing repurchase agreement.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current six month period of $448 thousand compared to a provision for credit losses during the prior year six month period of $675 thousand. The $448 thousand provision for credit losses in the current six month period takes into account net charge-offs of $269 thousand and loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$7,254	$7,264	$(10)	(0.1)%
Insurance commissions	1,522	1,762	(240)	(13.6)
Loan fees	731	854	(123)	(14.4)
Income from BOLI	568	668	(100)	(15.0)
Other non-interest income	459	679	(220)	(32.4)
Total non-interest income	$10,534	$11,227	$(693)	(6.2)

The decrease in insurance commissions was due primarily to a decrease in annual commissions received from certain insurance providers as a result of less favorable claims experience year-over-year. Management currently anticipates retail fees and charges earned will decrease approximately $100 thousand during the full fiscal year 2015 compared to the full fiscal year 2014, as opposed to our original estimate of $1.3 million. The change in our estimate is due primarily to higher than anticipated growth in our checking portfolio, resulting in higher than anticipated fee and debit card activity.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$20,889	$21,450	$(561)	(2.6)%
Information technology and communications	5,153	4,612	541	11.7
Occupancy, net	4,880	5,183	(303)	(5.8)
Low income housing partnerships	2,912	1,419	1,493	105.2
Federal insurance premium	2,750	2,186	564	25.8
Deposit and loan transaction costs	2,630	2,650	(20)	(0.8)
Regulatory and outside services	2,502	2,553	(51)	(2.0)
Advertising and promotional	1,638	1,883	(245)	(13.0)
Other non-interest expense	2,647	2,679	(32)	(1.2)
Total non-interest expense	$46,001	$44,615	$1,386	3.1

The decrease in salaries and employee benefits expense was due primarily to the prior year six month period including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the True Blue® Too Capitol dividend paid in December 2013, along with a decrease in costs associated with the short-term performance plan. The increase in information technology and communications expense was primarily related to continued upgrades to our information technology infrastructure. The decrease in occupancy, net was due mainly to a decrease in building repair and maintenance. The increase in low income housing partnership expense was due mainly to impairments, as well as to an increase in amortization expense due to an increase in the overall investment balance as a result of funding new partnerships and the general life cycle of the partnership activities. We have grown our investments in newly formed low income housing partnerships over the past couple of years. Generally, losses associated with these partnerships out-pace the tax credit benefit in the early years as they establish their operations. Management anticipates that low income housing partnership expense will increase approximately $2.6 million in fiscal year 2015 compared to fiscal year 2014, an increase from our original estimate of $2.0 million. The overall increase in low income housing expense year-over-year is due to an increase in impairments and amortization expense. The increase in federal insurance premium was due primarily to the daily leverage strategy. The decrease in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships.

The Company's efficiency ratio was 43.66% for the current six month period compared to 44.09% for the prior year six month period. The change in the efficiency ratio was due primarily to an increase in net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $19.2 million for the current six month period compared to $18.4 million for the prior year six month period. The $786 thousand increase between periods was due to an increase in pre-tax income. The effective tax rate for the current six month period was 32.6% compared to 32.9% in the prior year six month period. Management anticipates the effective tax rate for fiscal year 2015 will be approximately 32% to 33%, based on fiscal year 2015 estimates as of March 31, 2015. The tax benefit associated with the low income housing tax credits is expected to be $4.3 million for fiscal year 2015, which is reflected in the effective tax rate range.

Financial Condition as of March 31, 2015

Total assets were $10.02 billion at March 31, 2015 compared to $9.87 billion at September 30, 2014. Total assets were in excess of $10.0 billion at March 31, 2015 due to growth in deposits. Management does not currently anticipate being in excess of $10.0 billion in total assets in future quarters as the daily leverage tier strategy will be adjusted accordingly, nor do we anticipate being subject to any additional regulatory requirements as a result of exceeding $10.0 billion in total assets at March 31, 2015 as we have not exceeded this regulatory threshold for four consecutive quarters. The increase in total assets was primarily in cash and cash equivalents held, in excess of the daily leverage strategy, due mainly to the balance of operating cash at September 30, 2014 being lower than the normal range of $50 million to $75 million, maintaining cash for increased loan closings and for brokered deposits maturing in late April and throughout the month of May, and from the redemption of $58.5 million of FHLB stock due to the removal of $1.30 billion from the FHLB line of credit in conjunction with the daily leverage strategy at March 31, 2015. A majority of the cash received from the redemption of the FHLB stock was used to acquire FHLB stock when the full daily leverage strategy was reinstated on April 1, 2015.

Loans receivable, net, increased $132.2 million from September 30, 2014, to $6.37 billion at March 31, 2015. The majority of the loan growth was funded with cash flows from the securities portfolio. During the current year six month period, the Bank originated and refinanced $307.7 million of loans with a weighted average rate of 3.62%, purchased $282.7 million of loans from correspondent lenders with a weighted average rate of 3.47%, and participated in $21.6 million of commercial real estate loans with a weighted average rate of 3.70%.

Total liabilities were $8.55 billion at March 31, 2015 compared to $8.37 billion at September 30, 2014. The $174.3 million increase was due primarily to a $182.0 million increase in the deposit portfolio. The increase in deposits was comprised of a $75.7 million increase in the certificate of deposit portfolio, a $69.8 million increase in the checking portfolio, a $20.8 million increase in the money market portfolio, and a $15.7 million increase in the savings portfolio.

Stockholders' equity was $1.48 billion at March 31, 2015 compared to $1.49 billion at September 30, 2014. The $16.2 million decrease between periods was due primarily to the payment of $57.3 million in dividends and the repurchase of $3.6 million of stock, partially offset by net income of $39.7 million and a $2.8 million increase in accumulated other comprehensive income resulting from an increase in unrealized gains on available-for-sale ("AFS") securities due to a decrease in market yields between periods. The $57.3 million in dividends paid during the current six month period consisted of a $0.26 per share, or $35.5 million, true-up dividend related to fiscal year 2014 earnings per the Company's dividend policy, and two regular quarterly dividends totaling $0.16 per share, or $21.8 million. On April 17, 2015, the Company declared a regular quarterly cash dividend of $0.085 per share, or approximately $11.6 million, payable on May 15, 2015 to stockholders of record as of the close of business on May 1, 2015.

At March 31, 2015, Capitol Federal Financial, Inc., at the holding company level, had $118.7 million on deposit at the Bank. For fiscal year 2015, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company's current stock repurchase plan, which does not have an expiration date, is for $175.0 million of common stock, of which $42.8 million remained available through the date of this release. The Company did not repurchase any shares during the current quarter but did repurchase $3.6 million during the December 31, 2014 quarter. Through the date of this release, the Company had repurchased 11,075,854 shares at an average price of $11.94 per share, or $132.2 million.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2015	2014	2014
	(Dollars in thousands)
Stockholders' equity	$1,476,656	$1,492,882	$1,530,005
Equity to total assets at end of period	14.7%	15.1%	16.8%

The following table presents a reconciliation of total and net shares outstanding as of March 31, 2015.

Total shares outstanding	140,655,958
Less unallocated ESOP shares and unvested restricted stock	(4,379,348)
Net shares outstanding	136,276,610

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank and the Company in accordance with regulatory standards. As of March 31, 2015, the Company and Bank exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at March 31, 2015 calculated under the Basel III guidelines.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.6%	5.0%
Common equity tier 1 capital ratio	31.7	6.5
Tier 1 capital ratio	31.7	8.0
Total capital ratio	32.0	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of March 31, 2015 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,310,286
Unrealized gains on AFS securities	(9,740)
Total tier 1 capital	1,300,546
Allowance for credit losses ("ACL")	9,406
Total capital	$1,309,952

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	September 30,
	2015	2014
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $1,009,446 and $799,340)	$1,021,150	$810,840
Securities:
AFS at estimated fair value (amortized cost of $827,197 and $829,558)	842,856	840,790
Held-to-maturity at amortized cost (estimated fair value of $1,455,828 and $1,571,524)	1,425,383	1,552,699
Loans receivable, net (of ACL of $9,406 and $9,227)	6,365,320	6,233,170
FHLB stock, at cost	154,951	213,054
Premises and equipment, net	72,154	70,530
Other assets	141,285	143,945
TOTAL ASSETS	$10,023,099	$9,865,028

LIABILITIES:
Deposits	$4,837,274	$4,655,272
FHLB borrowings	3,371,970	3,369,677
Repurchase agreements	220,000	220,000
Advance payments by borrowers for taxes and insurance	51,421	58,105
Income taxes payable	815	368
Deferred income tax liabilities, net	25,451	22,367
Accounts payable and accrued expenses	39,512	46,357
Total liabilities	8,546,443	8,372,146

STOCKHOLDERS' EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value) 1,400,000,000 shares authorized;140,655,958 and 140,951,203
shares issued and outstanding as of March 31, 2015 and September 30, 2014, respectively	1,407	1,410
Additional paid-in capital	1,179,579	1,180,732
Unearned compensation, ESOP	(42,125)	(42,951)
Retained earnings	328,055	346,705
Accumulated other comprehensive income, net of tax	9,740	6,986
Total stockholders' equity	1,476,656	1,492,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,023,099	$9,865,028

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2015	2014
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,198	$58,619	$116,817	$114,065
MBS	9,537	10,001	19,538	23,559
Investment securities	1,673	1,675	3,348	3,935
FHLB stock	3,076	3,181	6,257	2,425
Cash and cash equivalents	1,393	1,424	2,817	107
Total interest and dividend income	73,877	74,900	148,777	144,091

INTEREST EXPENSE:
FHLB borrowings	17,198	16,988	34,186	32,174
Deposits	8,207	8,145	16,352	16,399
Repurchase agreements	1,693	1,731	3,424	5,546
Total interest expense	27,098	26,864	53,962	54,119

NET INTEREST INCOME	46,779	48,036	94,815	89,972

PROVISION FOR CREDIT LOSSES	275	173	448	675
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	46,504	47,863	94,367	89,297

NON-INTEREST INCOME:
Retail fees and charges	3,471	3,783	7,254	7,264
Insurance commissions	973	549	1,522	1,762
Loan fees	357	374	731	854
Income from BOLI	252	316	568	668
Other non-interest income	224	235	459	679
Total non-interest income	5,277	5,257	10,534	11,227

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,412	10,477	20,889	21,450
Information technology and communications	2,585	2,568	5,153	4,612
Occupancy, net	2,461	2,419	4,880	5,183
Low income housing partnerships	1,366	1,546	2,912	1,419
Federal insurance premium	1,468	1,282	2,750	2,186
Deposit and loan transaction costs	1,256	1,374	2,630	2,650
Regulatory and outside services	1,206	1,296	2,502	2,553
Advertising and promotional	749	889	1,638	1,883
Other non-interest expense	1,356	1,291	2,647	2,679
Total non-interest expense	22,859	23,142	46,001	44,615
INCOME BEFORE INCOME TAX EXPENSE	28,922	29,978	58,900	55,909
INCOME TAX EXPENSE	9,688	9,506	19,194	18,408
NET INCOME	$19,234	$20,472	$39,706	$37,501

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share amounts)
Net income	$19,234	$20,472	$39,706	$37,501
Income allocated to participating securities	(27)	(42)	(69)	(94)
Net income available to common stockholders	$19,207	$20,430	$39,637	$37,407

Average common shares outstanding	136,166,271	136,087,433	136,126,419	141,183,271
Average committed ESOP shares outstanding	41,758	449	20,876	20,876
Total basic average common shares outstanding	136,208,029	136,087,882	136,147,295	141,204,147

Effect of dilutive stock options	37,756	27,802	32,327	604

Total diluted average common shares outstanding	136,245,785	136,115,684	136,179,622	141,204,751

Net earnings per share:
Basic	$0.14	$0.15	$0.29	$0.26
Diluted	$0.14	$0.15	$0.29	$0.26

Antidilutive stock options, excluded
from the diluted average common shares
outstanding calculation	863,827	1,246,761	920,365	2,396,610

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.

	March 31, 2015			December 31, 2014			September 30, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One-to four-family	$6,094,729	3.67%	94.9%	$5,997,922	3.70%	94.9%	$5,972,031	3.72%	95.0%
Multi-family and commercial	107,494	4.16	1.7	104,222	4.24	1.7	75,677	4.39	1.2
Construction:
One- to four-family	68,643	3.60	1.1	64,597	3.70	1.0	72,113	3.66	1.1
Multi-family and commercial	17,420	3.85	0.3	15,520	3.79	0.2	34,677	4.01	0.6
Total real estate loans	6,288,286	3.68	98.0	6,182,261	3.71	97.8	6,154,498	3.73	97.9

Consumer loans:
Home equity	126,146	5.09	1.9	130,504	5.11	2.1	130,484	5.14	2.0
Other	4,348	4.14	0.1	4,486	4.15	0.1	4,537	4.16	0.1
Total consumer loans	130,494	5.06	2.0	134,990	5.08	2.2	135,021	5.11	2.1
Total loans receivable	6,418,780	3.71	100.0%	6,317,251	3.74	100.0%	6,289,519	3.76	100.0%

Less:
Undisbursed loan funds	52,063			52,512			52,001
ACL	9,406			9,297			9,227
Discounts/unearned loan fees	23,670			23,468			23,687
Premiums/deferred costs	(31,679)			(29,645)			(28,566)
Total loans receivable, net	$6,365,320			$6,261,619			$6,233,170

The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and the average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in March 2015, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2015					December 31, 2014					September 30, 2014
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,962,884	65.0%	764	64%	$127	$3,960,018	66.0%	764	64%	$127	$3,978,396	66.6%	764	64%	$127
Correspondent purchased	1,608,074	26.4	764	68	335	1,493,189	24.9	764	68	331	1,431,745	24.0	764	68	332
Bulk purchased	523,771	8.6	751	66	308	544,715	9.1	750	66	311	561,890	9.4	749	67	311
	$6,094,729	100.0%	763	65	162	$5,997,922	100.0%	763	65	160	$5,972,031	100.0%	763	65	159

Loan Commitments

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of March 31, 2015, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$20,035	$58,747	$18,349	$97,131	3.46%
Correspondent	13,397	50,811	14,835	79,043	3.60
	$33,432	$109,558	$33,184	$176,174	3.52

Rate	2.97%	3.84%	3.02%

Loan Activity

The following tables summarize activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Purchased loans include purchases from correspondent lenders and participations with other lead banks. There were no bulk loan purchases from nationwide lenders during the periods presented. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three and six months ended March 31, 2015, the Bank endorsed $70.2 million and $84.6 million of one- to four-family loans, respectively, reducing the average rate on those loans by 93 and 94 basis points, respectively.

	For the Three Months Ended
	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,317,251	3.74%	$6,289,519	3.76%	$6,197,114	3.78%	$6,117,440	3.79%
Originated and refinanced:
Fixed	131,532	3.49	101,270	3.74	116,296	3.88	98,668	4.11
Adjustable	36,053	3.63	38,878	3.75	47,025	3.67	48,106	3.75
Purchased and participations:
Fixed	144,370	3.56	94,374	3.74	127,814	3.75	122,407	4.03
Adjustable	41,858	2.94	23,705	2.96	44,417	3.07	40,344	3.12
Repayments	(250,422)		(228,940)		(241,320)		(228,911)
Principal charge-offs, net	(166)		(103)		(282)		(192)
Other	(1,696)		(1,452)		(1,545)		(748)
Ending balance	$6,418,780	3.71	$6,317,251	3.74	$6,289,519	3.76	$6,197,114	3.78

	For the Six Months Ended
	March 31, 2015		March 31, 2014
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,289,519	3.76%	$6,011,799	3.82%
Originated and refinanced:
Fixed	232,802	3.60	172,750	4.01
Adjustable	74,931	3.69	84,063	3.76
Purchased and participations:
Fixed	238,744	3.63	160,328	4.00
Adjustable	65,563	2.94	78,473	3.31
Repayments	(479,362)		(387,342)
Principal charge-offs, net	(269)		(530)
Other	(3,148)		(2,101)
Ending balance	$6,418,780	3.71	$6,117,440	3.79

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, participations, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2015			March 31, 2015
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$87,435	2.96%	24.7%	$147,320	3.03%	24.1%
> 15 years	181,668	3.79	51.3	298,987	3.88	48.9
Multi-family and commercial real estate	5,900	3.45	1.7	23,250	3.69	3.8
Home equity	659	6.08	0.2	1,547	6.16	0.2
Other	240	7.34	0.1	442	7.68	0.1
Total fixed-rate	275,902	3.53	78.0	471,546	3.62	77.1

Adjustable-rate:
One- to four-family:
<= 36 months	1,073	2.62	0.3	2,440	2.63	0.4
> 36 months	61,277	2.94	17.3	104,807	2.97	17.1
Home equity	15,144	4.57	4.3	32,405	4.60	5.3
Other	417	2.99	0.1	842	3.17	0.1
Total adjustable-rate	77,911	3.26	22.0	140,494	3.34	22.9

Total originated, refinanced and purchased	$353,813	3.47	100.0%	$612,040	3.55	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$138,470	3.57		$217,174	3.63
Participations - commercial real estate	5,900	3.45		21,570	3.70
Total fixed-rate purchased/participations	144,370	3.56		238,744	3.63

Adjustable-rate:
Correspondent - one- to four-family	41,858	2.94		65,563	2.94

Total purchased/participation loans	$186,228	3.42		$304,307	3.49

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2015			March 31, 2015
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$115,606	76%	769	$212,615	76%	769
Refinanced by Bank customers	35,519	68	772	58,202	67	769
Correspondent purchased	180,328	73	764	282,737	74	765
	$331,453	74	767	$553,554	74	767

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the six months ended March 31, 2015.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2015			March 31, 2015
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$140,893	42.5%	3.44%	$252,623	45.6%	3.52%
Missouri	79,527	24.0	3.35	134,630	24.3	3.44
Texas	54,797	16.5	3.35	79,567	14.4	3.39
Other states	56,236	17.0	3.51	86,734	15.7	3.50
	$331,453	100.0%	3.41	$553,554	100.0%	3.48

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of March 2015, the unemployment rate was 4.2% for Kansas and 5.6% for Missouri, compared to the national average of 5.5%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at March 31, 2015, approximately 68% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	128	$13,097	164	$16,638	138	$13,074	130	$14,435	119	$13,139
Correspondent purchased	7	2,206	6	1,280	9	2,335	5	1,301	5	998
Bulk purchased	35	8,137	46	10,047	37	7,860	36	6,826	33	7,272
Consumer loans:
Home equity	30	681	41	916	33	770	33	628	35	665
Other	9	36	14	29	18	69	11	40	14	52
	209	$24,157	271	$28,910	235	$24,108	215	$23,230	206	$22,126
30 to 89 days delinquent loans
to total loans receivable, net		0.38%		0.46%		0.39%		0.38%		0.37%

	Non-Performing Loans and OREO at:
	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	79	$8,047	75	$7,762	82	$7,880	83	$8,130	95	$9,508
Correspondent purchased	1	490	3	1,039	2	709	2	314	2	443
Bulk purchased	27	8,040	24	7,191	28	7,120	29	8,322	33	10,301
Consumer Loans:
Home equity	23	366	20	354	25	397	23	345	23	305
Other	6	19	5	28	4	13	6	24	4	8
	136	16,962	127	16,374	141	16,119	143	17,135	157	20,565
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	80	9,709	89	9,636	67	7,473	66	8,379	66	7,111
Correspondent purchased	2	401	3	492	4	553	2	134	1	478
Bulk purchased	5	732	6	872	5	724	3	630	4	472
Consumer Loans:
Home equity	6	108	5	91	2	45	3	61	4	74
Other	3	11	3	12	—	—	—	—	—	—
	96	10,961	106	11,103	78	8,795	74	9,204	75	8,135
Total non-performing loans	232	27,923	233	27,477	219	24,914	217	26,339	232	28,700

Non-performing loans as a percentage of total loans(2)		0.44%		0.44%		0.40%		0.43%		0.47%

OREO:
One- to four-family:
Originated(3)	36	$1,989	26	$2,551	25	$2,040	24	$1,430	26	$1,548
Correspondent purchased	1	216	—	—	1	179	1	179	4	403
Bulk purchased	5	1,162	5	685	2	575	2	369	4	398
Consumer Loans:
Home equity	—	—	—	—	—	—	—	—	1	18
Other(4)	1	1,278	1	1,300	1	1,300	1	1,300	1	1,300
	43	4,645	32	4,536	29	4,094	28	3,278	36	3,667
Total non-performing assets	275	$32,568	265	$32,013	248	$29,008	245	$29,617	268	$32,367

Non-performing assets as a percentage of total assets		0.32%		0.35%		0.29%		0.33%		0.36%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, this amount was comprised of $1.2 million, $2.7 million, $1.1 million, $2.5 million and $881 thousand, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $9.8 million, $8.4 million, $7.7 million, $6.7 million, and $7.3 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.27%, 0.26%, 0.26%, 0.28%, and 0.34%, at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Dollars in thousands)
Balance at beginning of period	$9,297	$9,227	$9,082	$8,967	$8,919
Charge-offs:
One- to four-family loans:
Originated	(83)	(58)	(56)	(109)	(31)
Correspondent purchased	(11)	—	(40)	(35)	(21)
Bulk purchased	(80)	(113)	(117)	(149)	(60)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(11)	(10)	(74)	(13)	(6)
Other consumer loans	(4)	(25)	(1)	(2)	(3)
Total charge-offs	(189)	(206)	(288)	(308)	(121)
Recoveries:
One- to four-family loans:
Originated	12	21	—	—	—
Correspondent purchased	—	—	—	—	—
Bulk purchased	4	54	—	64	—
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	6	27	6	51	9
Other consumer loans	1	1	—	1	—
Total recoveries	23	103	6	116	9
Net charge-offs	(166)	(103)	(282)	(192)	(112)
Provision for credit losses	275	173	427	307	160
Balance at end of period	$9,406	$9,297	$9,227	$9,082	$8,967

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs during the period
to average non-performing assets	0.51	0.34	0.97	0.62	0.35
ACL to non-performing loans at end of period	33.69	33.84	37.04	34.48	31.24
ACL to loans receivable, net at end of period	0.15	0.15	0.15	0.15	0.15
ACL to net charge-offs (annualized)	14.2x	22.6x	8.2x	11.8x	20.0x

	For the Six Months Ended
	March 31,
	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$9,227	$8,822
Charge-offs:
One- to four-family loans:
Originated	(141)	(119)
Correspondent purchased	(11)	(21)
Bulk purchased	(193)	(387)
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	(21)	(16)
Other consumer loans	(29)	(3)
Total charge-offs	(395)	(546)
Recoveries:
One- to four-family loans:
Originated	33	1
Correspondent purchased	—	—
Bulk purchased	58	—
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	33	15
Other consumer loans	2	—
Total recoveries	126	16
Net charge-offs	(269)	(530)
Provision for credit losses	448	675
Balance at end of period	$9,406	$8,967

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	0.01%
Ratio of net charge-offs during the
period to average non-performing assets	0.87	1.69
ACL to non-performing loans at end of period	33.69	31.24
ACL to loans receivable, net at end of period	0.15	0.15
ACL to net charge-offs (annualized)	17.5x	8.5x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 79% of these portfolios at March 31, 2015. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2015			December 31, 2014			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,173,186	2.32%	3.6	$1,212,911	2.35%	3.7	$1,279,990	2.35%	3.7
GSE debentures	579,731	1.12	2.0	504,802	1.11	2.8	554,811	1.06	2.9
Municipal bonds	37,828	1.96	3.1	35,534	2.11	2.8	38,874	2.29	2.8
Total fixed-rate securities	1,790,745	1.93	3.1	1,753,247	1.99	3.4	1,873,675	1.97	3.4

Adjustable-rate securities:
MBS	459,489	2.25	5.9	482,040	2.26	6.6	506,089	2.24	5.4
Trust preferred securities	2,346	1.53	22.2	2,477	1.50	22.5	2,493	1.49	22.7
Total adjustable-rate securities	461,835	2.24	6.0	484,517	2.26	6.7	508,582	2.24	5.5
Total securities portfolio	$2,252,580	1.99	3.7	$2,237,764	2.04	4.1	$2,382,257	2.02	3.9

MBS: The following tables provide a summary of the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2015			December 31, 2014			September 30, 2014			June 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,711,231	2.32%	4.5	$1,802,547	2.32%	4.2	$1,904,010	2.32%	4.4	$2,005,138	2.37%	4.7
Maturities and repayments	(86,156)			(89,795)			(100,521)			(99,000)
Net amortization of (premiums)/discounts	(1,258)			(1,332)			(1,464)			(1,542)
Purchases:
Fixed	25,137	1.53	3.8	—	—	—	—	—	—	—	—	—
Change in valuation on AFS securities	(908)			(189)			522			(586)
Ending balance - carrying value	$1,648,046	2.30	4.3	$1,711,231	2.32	4.5	$1,802,547	2.32	4.2	$1,904,010	2.32	4.4

	For the Six Months Ended
	March 31, 2015			March 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,802,547	2.32%	4.2	$2,047,708	2.40%	3.9
Maturities and repayments	(175,951)			(188,473)
Net amortization of (premiums)/discounts	(2,590)			(2,668)
Purchases:
Fixed	25,137	1.53	3.8	129,002	1.73	3.8
Adjustable	—	—	—	21,737	1.92	5.2
Change in valuation on AFS securities	(1,097)			(2,168)
Ending balance - carrying value	$1,648,046	2.30	4.3	$2,005,138	2.37	4.7

Investment Securities: The following tables provide a summary of the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2015			December 31, 2014			September 30, 2014			June 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$539,012	1.18%	2.9	$590,942	1.15%	3.0	$590,405	1.15%	3.4	$610,768	1.13%	3.5
Maturities and calls	(28,051)			(54,081)			(3,374)			(28,610)
Net amortization of (premiums)/discounts	(68)			(95)			(87)			(94)
Purchases:
Fixed	105,212	1.16	1.7	810	1.22	5.0	4,702	1.57	5.2	4,421	1.53	6.3
Change in valuation of AFS securities	4,088			1,436			(704)			3,920
Ending balance - carrying value	$620,193	1.18	2.2	$539,012	1.18	2.9	$590,942	1.15	3.0	$590,405	1.15	3.4

	For the Six Months Ended
	March 31, 2015			March 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$590,942	1.15%	3.0	$740,282	1.14%	2.9
Maturities and calls	(82,132)			(257,665)
Net amortization of (premiums)/discounts	(163)			(198)
Purchases:
Fixed	106,022	1.16	1.7	129,785	1.00	2.6
Change in valuation of AFS securities	5,524			(1,436)
Ending balance - carrying value	$620,193	1.18	2.2	$610,768	1.13	3.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	March 31, 2015			December 31, 2014			September 30, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$187,139	—%	3.9%	$174,744	—%	3.7%	$167,045	—%	3.6%
Interest-bearing checking	573,632	0.05	11.9	557,895	0.05	11.8	523,959	0.05	11.2
Savings	311,878	0.14	6.4	299,100	0.15	6.4	296,187	0.15	6.4
Money market	1,156,764	0.23	23.9	1,151,297	0.23	24.5	1,135,915	0.23	24.4
Retail certificates of deposit	2,279,154	1.26	47.1	2,222,391	1.24	47.2	2,231,737	1.22	47.9
Public units/brokered deposits	328,707	0.65	6.8	299,585	0.66	6.4	300,429	0.63	6.5
	$4,837,274	0.71	100.0%	$4,705,012	0.70	100.0%	$4,655,272	0.70	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of March 31, 2015:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$812,136	$204,277	$26,121	$—	$1,042,534	0.52%
1.00 – 1.99%	168,490	317,542	485,785	379,148	1,350,965	1.47
2.00 – 2.99%	178,663	15,833	78	1,799	196,373	2.56
3.00 – 3.99%	17,287	186	249	—	17,722	3.03
4.00 – 4.99%	267	—	—	—	267	4.40
	$1,176,843	$537,838	$512,233	$380,947	$2,607,861	1.18

Percent of total	45.1%	20.6%	19.7%	14.6%
Weighted average rate	0.93	1.17	1.42	1.66
Weighted average maturity (in years)	0.4	1.4	2.5	3.9	1.5
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.7

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of March 31, 2015. At March 31, 2015, the Bank had $800.0 million outstanding on the FHLB line of credit, at a rate of 0.25%, in conjunction with the daily leverage strategy, that is not included in the following table.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2015	$100,000	$20,000	3.13%	3.25%
2016	575,000	—	2.29	2.91
2017	500,000	—	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	300,000	—	1.68	1.68
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	100,000	—	2.21	2.21
	$2,575,000	$220,000	2.38	2.51

(1)
The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid and deferred gains related to interest rate swaps previously terminated.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit/brokered deposit amounts, and term borrowings for the next four quarters as of March 31, 2015.

			Public Unit/
	Retail		Brokered		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2015	$269,181	1.08%	$164,584	0.85%	$100,000	3.01%	$533,765	1.37%
September 30, 2015	262,997	1.21	56,277	0.18	20,000	4.45	339,274	1.23
December 31, 2015	179,072	0.77	25,103	0.34	200,000	1.94	404,175	1.32
March 31, 2016	213,126	0.89	6,503	0.30	175,000	5.08	394,629	2.74
	$924,376	1.01	$252,467	0.64	$495,000	3.37	$1,671,843	1.65

The following tables present term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. At March 31, 2015, the Bank had $800.0 million outstanding on the FHLB line of credit, at a rate of 0.25%, in conjunction with the daily leverage strategy. The weighted average effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid and deferred gains related to interest rate swaps previously terminated. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2015			December 31, 2014			September 30, 2014			June 30, 2014
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.55%	3.0	$2,795,000	2.45%	2.8	$2,795,000	2.53%	2.9	$2,795,000	2.54%	2.9
Maturities and prepayments:
FHLB advances	(250,000)	2.48		(250,000)	0.84		—	—		(100,000)	2.80
Repurchase agreements	—	—		—	—		(100,000)	4.20		—	—
New borrowings:
FHLB advances	250,000	2.06	6.4	250,000	1.99	5.2	100,000	1.96	5.0	100,000	2.45	7.0
Ending balance	$2,795,000	2.51	3.3	$2,795,000	2.55	3.0	$2,795,000	2.45	2.8	$2,795,000	2.53	2.9

	For the Six Months Ended
	March 31, 2015			March 31, 2014
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.45%	2.8	$2,845,000	2.75%	2.6
Maturities and prepayments:
FHLB advances	(500,000)	1.66		(350,000)	4.22
New borrowings:
FHLB advances	500,000	2.03	5.8	300,000	2.46	6.5
Ending balance	$2,795,000	2.51	3.3	$2,795,000	2.54	2.9

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid and deferred gains related to interest rate swaps previously terminated. The terms presented for one- to four-family loans represent the contractual terms of the loan.

	March 31, 2015
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$620,193	1.18%	2.2	27.3%	6.3%
MBS - fixed	1,179,234	2.32	3.6	52.0	12.0
MBS - adjustable	468,812	2.25	5.9	20.7	4.7
Total investment securities and MBS	2,268,239	1.99	3.7	100.0%	23.0
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,189,759	3.34	3.9	18.5%	12.1
> 15 years	3,708,088	4.08	5.5	57.8	37.6
All other fixed-rate loans	176,530	4.39	3.1	2.8	1.8
Total fixed-rate loans	5,074,377	3.92	5.0	79.1	51.5
Adjustable-rate one- to four-family:
<= 36 months	349,173	2.01	3.7	5.4	3.5
> 36 months	847,709	2.90	2.9	13.2	8.6
All other adjustable-rate loans	147,521	4.37	1.0	2.3	1.5
Total adjustable-rate loans	1,344,403	2.83	2.9	20.9	13.6
Total loans receivable	6,418,780	3.69	4.6	100.0%	65.1
FHLB stock	154,951	5.98	2.5		1.6
Cash and cash equivalents	1,021,150	0.25	—		10.3
Total interest-earning assets	$9,863,120	2.98	3.9		100.0%

Transaction deposits	$2,229,413	0.15	6.5	46.1%	26.4%
Certificates of deposit	2,607,861	1.18	1.5	53.9	30.9
Total deposits	4,837,274	0.71	3.8	100.0%	57.3
Term borrowings	2,795,000	2.51	3.3	77.7%	33.2
FHLB line of credit	800,000	0.25	—	22.3	9.5
Total borrowings	3,595,000	2.01	2.6	100.0%	42.7
Total interest-bearing liabilities	$8,432,274	1.26	3.3		100.0%

At March 31, 2015, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $463.3 million, or 4.6% of total assets, compared to $326.0 million, or 3.6% of total assets, at December 31, 2014. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers would have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of March 31, 2015, the Bank's one-year gap is projected to be -$20.0 million, or -0.2% of total assets, meaning more liabilities would be anticipated to reprice than assets. This compares to a one-year gap of -$148.7 million, or -1.6% of total assets, if interest rates were to increase 200 basis points as of December 31, 2014. The change in the one-year gap amount in both the base case and +200 basis point scenarios between periods was due primarily to lower interest rates at March 31, 2015 than at December 31, 2014, resulting in an increase in prepayment projections on the Bank's mortgage loan and MBS portfolios, as well as an increase in the amount of securities projected to be called, resulting in an increase in the amount of assets expected to reprice over the 12-month horizon. Additionally, the Bank repriced $250.0 million of term borrowings during the current quarter, which decreased the amount of liabilities expected to reprice during the 12-month horizon compared to the prior quarter projection. The gap position of the Bank has been managed over the past several years in anticipation of higher interest rates. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2015. As previously discussed, $1.30 billion of the daily leverage strategy was removed at March 31, 2015, so the yields/rates presented at March 31, 2015 in the tables below do not reflect the full effects of the daily leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Six Months Ended
	March 31, 2015	March 31, 2015			March 31, 2014
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.69%	$6,284,572	$116,817	3.72%	$6,023,062	$114,065	3.79%
MBS(2)	2.30	1,710,345	19,538	2.28	1,968,835	23,559	2.39
Investment securities(2)(3)	1.18	571,717	3,348	1.17	695,925	3,935	1.13
FHLB stock	5.98	209,679	6,257	5.98	129,685	2,425	3.75
Cash and cash equivalents	0.25	2,163,918	2,817	0.26	85,286	107	0.25
Total interest-earning assets(1)(2)	2.98	10,940,231	148,777	2.72	8,902,793	144,091	3.24
Other noninterest-earning assets		231,904			221,562
Total assets		$11,172,135			$9,124,355

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$710,009	134	0.04	$662,600	127	0.04
Savings	0.14	301,322	220	0.15	287,642	148	0.10
Money market	0.23	1,147,287	1,334	0.23	1,135,843	1,310	0.23
Retail certificates	1.27	2,235,850	13,682	1.23	2,219,493	13,671	1.24
Wholesale certificates	0.65	317,531	982	0.62	303,788	1,143	0.75
Total deposits	0.71	4,711,999	16,352	0.70	4,609,366	16,399	0.71
FHLB advances(4)	2.47	2,570,980	31,582	2.46	2,499,851	32,173	2.58
FHLB line of credit	0.25	2,069,780	2,604	0.25	679	1	0.20
FHLB borrowings	1.94	4,640,760	34,186	1.47	2,500,530	32,174	2.58
Repurchase agreements	3.08	220,000	3,424	3.08	320,000	5,546	3.43
Total borrowings	2.01	4,860,760	37,610	1.55	2,820,530	37,720	2.68
Total interest-bearing liabilities	1.26	9,572,759	53,962	1.13	7,429,896	54,119	1.46
Other noninterest-bearing liabilities		116,659			108,070
Stockholders' equity		1,482,717			1,586,389
Total liabilities and stockholders' equity		$11,172,135			$9,124,355

Net interest income(5)			$94,815			$89,972
Net interest rate spread(6)	1.72			1.59			1.78
Net interest-earning assets		$1,367,472			$1,472,897
Net interest margin(7)				1.73			2.02
Ratio of interest-earning assets
to interest-bearing liabilities				1.14x			1.20x

Selected performance ratios:
Return on average assets (annualized)				0.71%			0.82%
Return on average equity (annualized)				5.36			4.73
Average equity to average assets				13.27			17.39
Operating expense ratio(8)				0.82			0.98
Efficiency ratio(9)				43.66			44.09
Pre-tax yield on daily leverage strategy(10)				0.21			N/A

	For the Three Months Ended
	March 31, 2015			December 31, 2014
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,313,311	$58,198	3.69%	$6,256,458	$58,619	3.75%
MBS(2)	1,674,986	9,537	2.28	1,744,936	10,001	2.29
Investment securities(2)(3)	560,434	1,673	1.19	582,755	1,675	1.15
FHLB stock	208,770	3,076	5.98	210,569	3,181	5.99
Cash and cash equivalents	2,202,290	1,393	0.25	2,126,380	1,424	0.26
Total interest-earning assets(1)(2)	10,959,791	73,877	2.70	10,921,098	74,900	2.74
Other noninterest-earning assets	233,237			230,598
Total assets	$11,193,028			$11,151,696

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$724,637	67	0.04	$695,699	67	0.04
Savings	305,182	115	0.15	297,546	105	0.14
Money market	1,153,612	664	0.23	1,141,099	670	0.23
Retail certificates	2,246,166	6,862	1.24	2,225,759	6,820	1.22
Wholesale certificates	328,910	499	0.61	306,399	483	0.63
Total deposits	4,758,507	8,207	0.70	4,666,502	8,145	0.69
FHLB advances(4)	2,571,309	15,900	2.51	2,570,657	15,682	2.42
FHLB line of credit	2,062,222	1,298	0.25	2,077,174	1,306	0.25
FHLB borrowings	4,633,531	17,198	1.50	4,647,831	16,988	1.45
Repurchase agreements	220,000	1,693	3.08	220,000	1,731	3.08
Total borrowings	4,853,531	18,891	1.58	4,867,831	18,719	1.52
Total interest-bearing liabilities	9,612,038	27,098	1.14	9,534,333	26,864	1.11
Other noninterest-bearing liabilities	105,621			127,458
Stockholders' equity	1,475,369			1,489,905
Total liabilities and stockholders' equity	$11,193,028			$11,151,696

Net interest income(5)		$46,779			$48,036
Net interest rate spread(6)			1.56			1.63
Net interest-earning assets	$1,347,753			$1,386,765
Net interest margin(7)			1.71			1.76
Ratio of interest-earning assets
to interest-bearing liabilities			1.14x			1.15x

Selected performance ratios:
Return on average assets (annualized)			0.69%			0.73%
Return on average equity (annualized)			5.21			5.50
Average equity to average assets			13.18			13.36
Operating expense ratio(8)			0.82			0.83
Efficiency ratio(9)			43.91			43.42
Pre-tax yield on daily leverage strategy(10)			0.20			0.22

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $36.0 million and $36.4 million for the six months ended March 31, 2015 and 2014 respectively, and $35.1 million and $36.9 million for the quarters ended March 31, 2015 and December 31, 2014, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)
Net interest margin represents net interest income as a percentage of average interest-earning assets. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.08% for the six months ended March 31, 2015, and 2.04% and 2.11% for the quarters ended March 31, 2015 and December 31, 2014, respectively.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.